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                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.


        DELTA GALIL INDUSTRIES TO PURCHASE A SOCKS BUSINESS FROM KELLWOOD
                                     COMPANY
            AUBURN HOSIERY MILLS HAS OPERATIONS IN THE US AND EUROPE


TEL AVIV, Israel, October 30, 2003/PRNewswire -FirstCall/-- Delta Galil Industries Ltd. (Nasdaq: DELT - News), the global provider of private label intimate apparel, socks, men's underwear, baby-wear and leisurewear, announced today that it has agreed to purchase the socks business of Kellwood Company (NYSE: KWD). Operating under the name Auburn Hosiery Mills, the business includes operations in both the United States and Europe.

Auburn manufactures, markets and sells branded sport socks under exclusive licenses to brand names of Wilson(R) and Converse(R) in the United States and Europe and Coca-Cola(R) in Europe. Auburn manufactures and sources in the United States, Mexico and Ireland and sells in North America and Europe. WalMart is Auburn's main customer in the United States. Auburn had revenues of $59 million in fiscal 2002. Delta Galil sold $86 million worth of socks in 2002.

Arnon Tiberg, Chief Executive Officer of Delta Galil, said, "We believe that, once the transaction is completed, Delta will enjoy a favorable addition to our socks business by adding well-known brand names to our existing lines, penetrating the US mass market in the socks category and enhancing Delta's marketing capabilities in the US.
The acquisition will follow and complement the successful acquisition by Delta of the Canadian socks manufacturer and marketer, Dominion Hosiery Mills, in early 2000."

Dov Lautman, Chairman of the Board of Delta Galil, added that "the acquisition will deepen our existing relationship with WalMart, by adding a new category - socks - to the products we sell to WalMart, our second largest customer worldwide." Auburn sold approximately $35 million of socks to WalMart in 2002.

Mr. Tiberg added that the Auburn acquisition is also expected to be beneficial to Delta Galil's European business, by increasing overall revenue and by adding brand name goods to Delta's traditional private label business. Kellwood had already embarked upon a reorganization of Auburn's European operations, a process that Delta plans to continue. In addition, the acquired European facilities are expected to complement Delta Galil's existing socks operations in Turkey, Bulgaria and Israel.

Delta will pay $7.5 million for the shares and will reimburse Kellwood for expenses incurred by Kellwood on Delta's behalf relating to the reorganization. The transaction, which requires the consent of certain licensors, is expected to close in November 2003.


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com

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                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.


Delta Galil is a leading global manufacturer of quality apparel sold under brands such as Calvin Klein, Hugo Boss, Nike, Ralph Lauren, Donna Karan. Recognized for product innovation and development, Delta's products are sold worldwide through retailers including Marks & Spencer, Target, Wal-Mart, Victoria's Secret, JC Penney, Hema, J. Crew, Carrefour, GAP, and others. Headquartered in Israel, Delta operates manufacturing facilities in Israel, Jordan, Egypt, Turkey, Eastern Europe, North and Central America, the Caribbean and the Far East. For more information, please visit our website: www.deltagalil.com

THE PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.


            TEXTILE BUILDING, 2 KAUFMAN STREET TEL AVIV 68012 ISRAEL
             TEL.972-3-5193636 FAX.972-3-5193705 www.deltagalil.com